Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

To the Shareholders

Overseas Shipholding Group, Inc

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the OSG Ship Management, Inc. Savings Plan of our report dated February 23, 1999, with respect to the consolidated financial statements of Overseas Shipholding Group, Inc. which is incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the OSG Ship Management, Inc. Savings Plan of our reports dated May 10, 1999, August 9, 1999 and November 8, 1999 relating to the unaudited condensed consolidated interim financial statements of Overseas Shipholding Group, Inc. which are included in its Form 10-Qs for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, respectively. Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

ERNST & YOUNG LLP

New York, New York

January 18, 2000